TOBAM

CODE OF ETHICS

The Investment Company Act of 1940 ("Advisers Act") requires all investment advisors registered with the Securities and Exchange Commission ("SEC") to adopt codes of ethics that set forth standards of conduct and require compliance with Federal Securities Laws.

This code of ethics (the “Advisor Code”) is intended to reflect fiduciary principals that govern the conduct of TOBAM and all of their employees, directors and officers (together, “employees”).

The Advisor Code consists of policies regarding standards of conduct and compliance with laws, rules and regulations, protection of material non-public information and personal securities trading.

Standard of Conduct and Compliance with Laws, Rules and Regulations

TOBAM has adopted the CFA Asset Manager Code of Professional Conduct (" Code of Conduct ") which governs the conduct of all employees of TOBAM.

All employees are responsible for reviewing and adhering to this Code of Ethics and all company compliance policies and procedures, including the Code of Conduct,

TOBAM and its employees must comply with all of the laws, rules and regulations applicable to our business, including among others "le reglement general de l'AMF" and the Federal Securities Laws of the United States.

TOBAM has compliance procedures designed specifically to meet applicable laws and regulations. All employees are required to be familiar with and comply with TOBAM compliance procedures as set forth in “the Compliance Manual.”

The Compliance Manual includes the following procedures:

-	Anti-Money Laundering (AML)
-	Breach and Dealing Incident Report
-	CFA Asset Manager Code of Professional Conduct
-	Client Categorization
-	Client’s Information
-	Complaints Policy
-	Code of Ethics
-	Conflict of Interest Policy
-	Entering into a Relationship – KYC (Know Your Customer) Requirement
-	Marketing Materials Procedure
-	Pay to Play and Lobbying Restrictions
-	Personal Investment Policy
-	Record Retention Policy
-	Suitability Procedure

In addition to the above procedures that relate more directly to marketing and business development activities, the compliance manual includes a number of policies and procedures that relate to TOBAM’s investment advisory business.  These include:

-	Broker Selection Procedure
-	Control and monitoring of service providers
-	Control of regulatory ratios
-	Compensation and evaluation policy
-	Market Abuse Transaction (Procedure for suspicious transaction reporting)
-	New process approval
-	Order Execution Policy
-	Business Continuity Plan Pricing Policy
-	Price override procedure and Trading Procedure

Likewise each employee is responsible for being familiar with the procedures applicable to him or her. Although he or she is not expected to know the details of each law governing TOBAM's business, he or she is expected to be familiar with and comply with TOBAM's Policies and Guidelines, as they apply to his or her business unit and, when in doubt, to seek advice from the Compliance Officer.

Definitions:

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Ownership” generally means having a direct or indirect financial or economic interest in a Security, including an interest through members of your household.  You should consult the Compliance Officer if you have any questions about this concept.

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

“Fund” means an investment company registered under the Investment Company Act or any fund or segregated account for which TOBAM serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (i.e. in most cases TOBAM must be approved by the Fund's board of directors before TOBAM can serve); or ii. Any fund whose investment adviser or principal underwriter controls TOBAM, is controlled by TOBAM, or is under common control with TOBAM. For purposes of this definition, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act of 1940.

“US Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

“US Limited  Offering” means an US offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 of this chapter.

“Purchase or Sale of a Security” includes, among other things, the writing of an option to purchase or sell a Security.

“Reportable Security” means all securities of any type, except direct obligations of Government of the United State, bank certificates of deposit, commercial paper and high quality short term debt instruments including repurchase agreements and shares issued by open-end mutual funds.

“Security Held or to be Acquired by a Fund “means: i. Any covered Security which, within the most recent 15 days: (A) Is or has been held by the Fund; or (B) is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and ii. Any option to purchase or sell, and any Security convertible into or exchangeable for, a covered Security described in paragraph (a)(10)(i) of this section.

“Security" means any note, stock, treasury stock, Security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a Security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any Security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "Security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Protection of Material Non Public Information

Employees are reminded that they must review the Confidentiality of Information section of the Code of Conduct and the Policies of the Compliance Manual incorporated by reference to this Advisor Code on the prevention of misuse of material nonpublic information " the market abuse transaction policy : procedure for suspicious transaction reporting " in particular. It is unlawful to trade in any Security on the basis of material nonpublic (or inside) information or to disclose such information to others who may profit from it. This applies to all types of securities, including equities, options, debt, and mutual funds. Generally, material information is any information that an investor would likely consider important in deciding whether to buy, sell or hold securities or that could affect the market price of the securities. You are prohibited from disclosing inside information to anyone except those who have a need to know it in order to fulfill their responsibilities to TOBAM and in accordance with company policy. You are also required to take steps to protect the confidentiality of inside information. If you have or receive information and are unsure whether it is within the definition of inside information or whether its release might be contrary to a fiduciary or other obligation, contact the Compliance Officer prior to disclosing any such information. You should also consult the inside dealing section of the "market abuse policy" which provides additional information about protecting the confidentiality of inside information.

Unlawful Actions :

It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

•	To employ any device, scheme or artifice to defraud the Fund;

•
To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

•	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

•	To engage in any manipulative practice with respect to the Fund.

Personal Securities Trading and Access Persons

All employees must be familiar with and abide by all employee trading policies and procedures as outlined in the following Policies incorporated by reference to this code of ethics. These Policies also are part of the Compliance Manual as the "Personal investment Policy"

In addition, Rule 204A-1 of the Advisers Act requires all "Access Persons" of an investment advisor registered with the SEC to report, and the investment advisor to review, all of their personal securities transactions and holdings and those in which they have a beneficial ownership interest periodically.

The Advisers Act defines "Access Person" to mean "If providing investment advice is your primary business, all of your directors, officers and partners are presumed to be access persons.”  Based on this definition, all employees are access persons.

Employees must supply on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts.

The following are prohibited:

-	Directly or indirectly acquiring Beneficial Ownership in any securities in a US Initial Public Offering or a US Limited Offering with the meaning defined previously
-	Executing a securities transaction on a day during which a Fund has a pending "buy" or "sell" order in that same Security until that order is executed or withdrawn. (black-out period)
-	Purchasing or selling a Security within seven (7) days after a transaction in that Security by the Fund. (black-out period)

If trades occur within the black-out period, they should be unwound.  If unwinding is not possible, then all profits from the trading should be disgorged to a charitable organization.

Access Persons are required to provide the following two types of reports to the compliance officer.  All reports will be reviewed and preserved confidentially by the Compliance Officer.

1.	Initial and Annual Holdings Reports: A “holdings report” must contain:

•
the title and type of all securities beneficially owned by the Access Person, and as applicable the exchange ticker symbol or ISIN number, number of securities, and principal amount of each Reportable Security in which the employee has any direct or indirect “beneficial ownership";

•	the name of any broker/dealer, or bank with which the Access Person maintains an account in which any funds are held for the Access Person’s direct or indirect benefit; and

•	the date the Access Person submits the report.

Timing of Holdings Report: The Access Person must submit the holdings report to the Compliance Officer

•	no later than 10 days after the person becomes an Access Person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an employee and

•
thereafter, at least once each 12 month period no later than the end of the first calendar quarter, and the information must be current as of a date no more than 45 days before the report is submitted.

2.	Quarterly Transaction Reports:

Each quarterly transaction report must contain, at a minimum, the following information about each quarterly transaction involving a Reportable Security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership during the quarter:

•
the date of each transaction, the title, and as applicable the exchange ticker symbol or ISIN number, interest rate and maturity rate, number of securities and principal amount of each Security involved;

•	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	the price of the Security at which the transaction was effected;the name of the broker, dealer, bank, or mutual Fund company with or through which the transaction was effected;

•	the date that the report is submitted by the Access Person; and

•	the date the account was established (for any new accounts).

Timing of Quarterly Transaction Reports:  Each Access Person must submit his/her quarterly transaction report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter.

1. Exceptions from reporting requirements. An employee does not have to furnish a report if:

i.	The securities are held in accounts over which the access person had no direct or indirect influence or control;

ii.	Transactions in securities are affected pursuant to an automatic investment plan (excepted from quarterly reporting only); or

iii.
The report would duplicate information contained in broker trade confirmations or account statements that are provided to the Compliance Officer no later than 30 days after the end of the applicable calendar quarter.

Consequences for Failure to Comply and Reporting Certain Conduct

Employees can be subject to discipline up to and including termination of employment if he or she violates this Advisor Code and its component parts, which includes the Code of Conduct and the Compliance Manual appended to this Advisor Code.  If you know of, or reasonably believe there is, a violation of applicable laws or this Advisor Code, you must report that information immediately to the Compliance Officer. Anyone who in good faith raises an issue regarding a possible violation of law, regulation or company policy or any suspected illegal or unethical behavior will be protected from retaliation, and their report will be handled confidentially.

Recordkeeping

Rule 204-2(a) (12) and (13) of the Advisers Act require advisors to keep copies of all relevant material relating to the Advisor Code, including: (i) copies of this Code as adopted and implemented and as in effect, or at any time within the past five years was in effect; (ii) a record of any violation of this Code and any actions taken as a result of the violation; (iii) a record of all written acknowledgments of persons who are, or within the past five years were, supervised persons of TOBAM; (iv) a record of each report required to be made by an access person; (v) a record of the names of all persons who are, or within the past five years were, Access Persons; and (vi) a record of any decision, and the facts supporting such decision, to approve the acquisition of securities by Access Persons for at least five years after the end of the fiscal year in which the approval was granted.  TOBAM also will maintain records relating to this Code as required by Rule 17j-1 under the Investment Company Act of 1940. The Compliance Officer will maintain these reports.

PERSONNAL INVESTMENT POLICY

Introduction

This procedure supplements the AFG, CFA code of conduct and other local regulations.

 TOBAM Personal Investment Policy (the “Policy”) extends to the activities of “immediate family members” of employees (see “employee related accounts” below) as well as employees themselves.  Employees are responsible for notifying family members of their responsibilities.  Failure to abide by this Policy in any respect may subject the employee to sanctions up to and including termination of employment.

Employees are prohibited from effecting transactions on the basis of material, nonpublic information (“inside information”) or proprietary to the company information, such as knowledge of a pending order.  Employees are also strictly prohibited from trading in any securities or related instruments of subject companies if they have knowledge of an impending research publication.

Any employee who is unsure whether he or she is in possession of information that would preclude trading in securities of a particular issuer should contact the compliance officer.

Employees must not use their work tools for personal orders and, in order to increase segregation of working tools and time, should avoid sending any order while employees local markets are open (*).

Definitions

1.	Employee-related Account

An “employee-related account” “ERA” is any brokerage account in the name of the employee’s spouse, domestic partner or dependent children  and/or stepchildren, or any other person for whom the employee provides material financial support, or in which the relevant person has a beneficial or controlling interest.  For purposes of this document, all references to "employee accounts" include employee-related accounts.  All references to "employee transaction(s)," "employee purchase(s)" and "employee sale(s)" include transactions in employee-related accounts.

The definition of employee-related account is further extended to a relative who has shared the same household as the employee in the previous year, corporate and/or other partnerships where the employee owns, directly or by way of control, more than 20% of the voting rights or capital.

2.	Brokerage Account

A “brokerage account”  “BA “is any account at any broker-dealer, bank or other entity in which securities, or futures may be purchased or sold.

3.	Employee Account

An “employee account” is any brokerage or investment advisory account in the employee’s name or in which the employee has a beneficial or controlling interest as well as any “ ERA” or  BA” broker account.

4.	Covered Transaction

A “covered transaction” is a transaction in any financial instrument, equity, or equity-related security (e.g., options, warrants, convertible bonds, and preferred stock), corporate or emerging market debt security, master limited partnership, FX option, futures, private investment like hedge fund or limited partnership) and a TOBAM fund or any private placement

5.	Exempt Transaction

An “exempt transaction” is a transaction :

-In a locally regulated FUND except investment in TOBAM’s funds, for instance:
-	OPCVM coordonnés
-	OPCVM à formule (R 214-27 comofi)
-	OPCVM ARIA sans effet de levier R 214-29 à R214-31 °
-	OPCVM indiciels ou à gestion indicielle étendu non coordonnés (R214-28)
-	OPCVM de droit étrangers équivalents ( sous réserve de la conclusion d’un accord bilatéral entre l’AMF et l’autorité de surveillance de leur pays)
-	FCPR (L 214-36) ; FCPI ; FIP
-	“40 Act Mutual Funds”
-	Unit Investment Trusts
-	Exchange Traded Funds (ETFs)
-	Money Market fund

Or
-In any of the following:

-	Government bonds

Policy statement

1.	Pre-Approval of Transactions

Employees or other parties named in an employee-related account must obtain approval prior to placing an order for a covered transaction.  Pre-approval is required for each covered transaction and can be obtained by seeking approval from the Compliance Officer.  No pre-approval is required for exempt transactions.

2.	Holding Period

Employee and employee-related accounts must hold investments for a minimum of thirty (30) calendar days after purchase. (*)

3.	Timing

In general the compliance officer will request that employees allow up to three hours for compliance to authorize orders before they may be placed.

4.	Account Disclosure requirements;

 Upon joining TOBAM, employees are required to disclose the existence of all employee and employee-related brokerage accounts.  This obligation continues throughout the course of employment with the Firm

 Disclosure

All employee and employee related will disclose their securities in compliance with the reporting requirements in the code of Ethics. Exceptionally, each employee will sign an acknowledgement disclosing that they agree and understand this procedure

(*) special situation cases (related to the market, to the securities or to the employee) will be examined by the compliance officer